Cincinnati Bell Inc. Shareholders Approve 1-for-5 Reverse Stock Split

CINCINNATI--(GLOBE NEWSWIRE) - August 2, 2016 -- Cincinnati Bell Inc. (NYSE:CBB) (the “Company”) announced today that its shareholders approved a 1-for-5 reverse stock split of the Company’s Common Shares. At the special meeting of shareholders on August 2, 2016, the shareholders authorized the Board of Directors of the Company to effect, in its discretion, a reverse stock split of the outstanding and treasury Common Shares at a reverse stock split 1-for-5 ratio and approved a corresponding amendment to the Company’s Amended and Restated Articles of Incorporation to effect the reverse stock split and to reduce proportionately the total number of Common Shares that the Company is authorized to issue and an amendment to the Company’s Amended and Restated Articles of Incorporation to effect such reverse stock split.

At its meeting on August 2, 2016, the Board of Directors determined that October 5, 2016 would be the effective date for the reverse stock split. The reverse stock split will be effective upon the filing of a Certificate of Amendment (the “Amendment”) to the Company’s Amended and Restated Article of Incorporation with the Ohio Secretary of State.

About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (NYSE:CBB) provides integrated communications solutions - including local and long distance voice, data, high-speed Internet and video - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on CBTS, a wholly-owned subsidiary, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com.

SOURCE: Cincinnati Bell Inc.

Cincinnati Bell Inc.
Investor contact:
Josh Duckworth, +1 513-397-2292
joshua.duckworth@cinbell.com

or

Media contact:
Jane Weiler, +1 513-397-9941
jane.weiler@cinbell.com